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                                                                  EXHIBIT 99.1
For Immediate Release

Cadence Completes Acquisition of Bell Labs EDA Group

Brings Together World-Class R&D Talent to Solve Customer Challenges for System-on-a-chip Design and Verification

San Jose, CA -- October 1, 1998 -- Cadence Design Systems, Inc. announced that its acquisition of the Bell Labs Design Automation Group (BLDA) from Lucent Technologies Inc. will be finalized today. The integration of BLDA into Cadence creates the world's largest electronic design automation development team focused on the complex verification challenges companies face when designing integrated circuits (ICs) and next-generation systems-on-a-chip
(SOC). As a result of the acquisition, more than 100 BLDA employees will join Cadence, including software engineers, consulting service experts, and 40 doctorate technologists.

"We have an unprecedented opportunity for advancing the state of the art in advanced IC design," said Jack Harding, president and CEO of Cadence. "The combination of Cadence and BLDA -- supported by joint development ties between the Cadence Labs and Bell Labs research and development organizations -- results in a wealth of technology and expertise dedicated to delivering the industry's most advanced front-to-back flow for multi-level, full-system verification."

Bill Evans, head of the BLDA group, concurred, "Given the explosion in silicon processes, designers are challenged with the exponentially more complex task of verifying that next-generation chips function as intended. The similarities between the underlying technologies developed by Cadence and BLDA will make the integration straightforward and provide an immediate productivity boost to our customers."

The waiting period imposed by the U.S. Federal Trade Commission and Department of Justice as required by the Hart-Scott-Rodino Antitrust Improvements Act expired on September 25, 1998, thereby permitting Cadence and Lucent to proceed to closing. Pursuant to the agreement between the two companies, financial terms for the BLDA acquisition remain undisclosed.

The matters discussed in this news release involve forward looking statements, and actual results may differ materially from those discussed. Additional information concerning factors that could cause such a difference can be found in the Company's SEC reports, including the reports on Form 10-K for the year ended January 3, 1998 and Form 10-Q for the periods ended April 4 and July 4, 1998.

About Lucent

Lucent Technologies, headquartered in Murray Hill, NJ, designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronic components. Bell Labs is the research and development arm for the company. For more information on Lucent Technologies, visit the Lucent web site at http://www.lucent.com.

About Cadence

Cadence Design Systems, Inc. provides comprehensive services and software for the product development requirements of the world's leading electronics companies. Cadence is the largest supplier of software products, consulting services, and design services used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronic-based products. With more than 4,400 employees and 1997 annual sales of $916 million, Cadence has sales offices, design centers, and research facilities around the world. The company is headquartered in San Jose, Calif.


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and traded on the New York Stock Exchange under the symbol CDN. More information about the company, its products and services may be obtained from the World Wide Web at http://www.cadence.com.

Cadence is a registered trademark, and the Cadence logo is a trademark of Cadence Design Systems, Inc. All others are properties of their holders.

For more information, contact:

Laurel (Laurie) Stanley
Cadence Design Systems, Inc.
408-428-5019
las@cadence.com